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                                                                  EXHIBIT 10.39

                        DEVELOPMENT AND LICENSE AGREEMENT

    This Agreement is effective as of the 1st day of March, 1995, ("the Effective Date"), by and between Repligen Corporation, a corporation organized and existing under the laws of the State of Delaware and having its principal office at One Kendall Square, Building 700, Cambridge, Massachusetts 02139 ("Repligen") and Eli Lilly and Company, a corporation organized and existing under the laws of the State of Indiana and having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 ("Lilly").

    WHEREAS, Repligen and Lilly entered into a Research, Collaboration and License Agreement effective as of the 1st day of March, 1992 (the "Prior Agreement") under which the parties have collaborated in the research and development of antibodies, antibody fragments and engineered polypeptides that bind to CD11b.

    WHEREAS, Repligen and Lilly have elected to go forward with two program candidates arising from the Prior Agreement.

    WHEREAS, Repligen and Lilly now desire to further collaborate on the development of these two program candidates.

    WHEREAS, Repligen and Lilly desire that Lilly obtain the rights to manufacture the final commercial products.

    WHEREAS, Repligen and Lilly desire to reallocate the licenses and rights granted under the Prior Agreement and the Prior Supply Agreement and extinguish the rights arising from these prior Agreements in favor of this Agreement.

    NOW, THEREFORE, Repligen and Lilly agree as follows:


                                    Article I
                                   Definitions

    Section 1.1. General. When used in this Agreement, each of the following terms shall have the meaning set forth in this Article.

    Section 1.2. "Affiliate" means a) any corporation or business entity, other than Competitive Distributors, of which Lilly or Repligen, at the time in question, directly or indirectly owns or controls fifty percent (50%) or more of the stock having the right to vote for directors thereof or otherwise controls the management of the corporation or business entity, or b) any corporation, individual or business entity which now or hereafter directly or indirectly owns or controls fifty percent (50%) or more of the stock of Lilly or Repligen having the right to vote for directors thereof. Competitive Distributors shall mean entities owned or directly or indirectly controlled by Lilly through ownership of at least fifty percent (50%) of the stock normally entitled to vote for election of directors that purchase Products for resale and who also purchase pharmaceutical products from entities unrelated to Lilly.

Section 1.3. "Collaborative Research Project" means the period of time under this Agreement in which Lilly and Repligen are collaborating with the further development of the two program candidates, m60.1 and h60.1, during which time Lilly is paying for Repligen FTEs.


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Section 1.4.  "Development Program" means the development of each Indication of each Product Candidate through manufacturing development, preclinical and clinical studies.

Section 1.5. "Existing License Agreements" means the license agreements listed in Appendix D.

Section 1.6. "Field" means antibodies, antibody fragments and engineered polypeptides that bind to CD11b.

Section 1.7. "Indication" means a therapeutic indication of a Product Candidate or a Product that requires a separate registration from any other therapeutic indication of such Product Candidate or Product.

Section 1.8. "Know-How" means any information, data and materials relating to the Field not generally known or available, including organic compounds and biological materials such as monoclonal antibodies, antibody fragments, engineered polypeptides, DNA, DNA fragments, proteins, polypeptides, hybridoma cell lines and plasmids, which information, data and materials are necessary or useful in order to manufacture, use, develop, sell or seek approval to market Product Candidates and Products in the Field, and, in particular, any such information, data or materials that are necessary or useful to the manufacture, processes for preparing, using or formulating and relating to the pharmacological, biological or clinical properties of Product Candidates and Products in the Field.

Section 1.9. "Licensed Patents" means (i) all patents and patent applications listed in Appendix I hereof, as well as all foreign equivalent patents, Supplementary Protection Certificates and patent applications, including Patent Cooperation Treaty filings, and all patents issuing therefrom in which Repligen or Lilly has a property interest; (ii) any patent or patent application which covers an invention in the Field conceived or reduced to practice by Repligen or Lilly as part of the Program, (iii) any other existing or future patent or patent application relating to any Program Candidate, Product Candidate, Product or the manufacture of such, any of which is developed under the Program, and in which Repligen or Lilly has a property interest; and (iv) any divisions, continuations, or continuations-in-part of the patents or patent applications set forth above, including any reissue, reexamination or extension of the patents, any extended or restored term, and any confirmation patent, registration patent, or patent of addition. Repligen and Lilly shall immediately notify the other, from time to time, as new patent applications are made or patents issued which are Licensed Patents and Appendix I shall be appropriately amended to reflect the same. Licensed Patents shall not include any patent or patent application owned by a party if such party is precluded from granting a license under such patent to the other party pursuant to any agreement or other instrument binding on such party. "Repligen Licensed Patents" means Licensed Patents in which Repligen has a property interest. "Lilly Licensed Patents" means Licensed Patents in which Lilly has a property interest.

Section 1.10. "Lilly Compound" means any compound, including biological materials, which Lilly develops whose mechanism of action is primarily through binding CD11b and whose identification or selection was based upon the use of Repligen Know-How or Program Know-How.


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Section 1.11.  "Lilly Know-How" means Know-How in Lily's posession on the
Effective Date adn Know-How which Lilly develops or acquires during the term of the Program.

Section 1.12. "Lilly Pharmaceutical" means any pharmaceutical drug which contains a Lilly Compound as an active ingredient.

Section 1.13. "Repligen Pharmaceutical" means any pharmaceutical drug which contains a compound, including biologial materials, which Repligen develops whose mechanism of action is primarily through binding cD11b and whose identification or selection was based upon the use of Lilly Know-How or Program Know-How.

Section 1.14. <F1>

Such amounts shall be determined from the books and records of the parties maintained in accordance with generally accepted accounting principles ("GAAP") consistently applied.

    In the event the licensed Product is sold as part of a combination product, the Net Sales from the combination product, for the purposes of determining royalty payments, shall be determined by multiplying the New Sales of the combination product (as defined in the Standard Net Sales Definition) by the fraction, A/A+B where A is the average sale price of the licensed Product when sold separately in finished form and B is the average sale price of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the licensed Product and other product(s) in combination, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the combination products by the fraction C/C+D where C is the Seller's cost of goods of the licensed Product and D is the Seller's cost of goods of the other product(s), determined in accordance with the method of accounting normally employed by the Seller in computing cost of goods.

Section 1.15. "Product" means any indication of any Product Candidate developed under the Program for use as a human pharmaceutical or animal health product.

Section 1.16. "Product Candidate" means any compound in the Field in the Development Program on the Effective Date and any Indication of any Program Candidate which is selected by the Joint Program Operations Committee for further development in the Program.

Section 1.17. "Program" means the Research Project of the Prior Agreement and the Collaborative Research Project described in Article 2 of this Agreement.

Section 1.18. "Program Candidate" means m60.1, h60.1 or any antibody, antibody fragment or engineered polypeptide which binds to CD11b and is

- ---------------
<F1>     Portions of this document have been omitted by whiting out the relevant text pursuant to an Application for Confidential Treatment. Such whited omissions will be filed separately with the Securities and Exchange Commission together with such Application for Confidential Treatment.
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developed or acquired with the right to commercialize by Repligen or Lilly at any time prior to February 28, 1996.

Section 1.19. "Program Know-How" means Know-how developed or acquired in connection with the Program, whether or not it was developed or acquired solely or jointly by Repligen and/or Lilly.

Section 1.20. "Repligen Know-How" means Know-How in Repligen's possession on the Effective Date and Know-How which Repligen develops or acquires during the term of the Program.

Section 1.21. "Sublicensed Patents" means the patents listed in Appendix D hereof and any other existing or future patents not described in Appendix I relating to any Program Candidate, Product Candidate, Product, or the manufacture of such, any of which is developed under the Program, and in which Repligen or Lilly acquires licensing rights. Sublicensed Patents shall not include any patent otherwise required to be included as a Sublicensed Patent if the party having sublicensing rights thereunder is precluded from granting a sublicense to the other party pursuant to any agreement or other instrument binding on such party. "Repligen Sublicensed Patents" means Sublicensed Patents under which Repligen has licensing rights. "Lilly Sublicensed Patents" means Sublicensed Patents under which Lilly acquires licensing rights.

Section 1.22. "Supply Agreement" means the Clinical Supply Agreement effective as of March 1, 1995, between Repligen and Lilly which is attached as Apendix C.

Section 1.23.    "Territory" means all countries of the world.

Section 1.24. "Valid Claims" means any claim(s) pending in a patent application or in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

                         ARTICLE II - EXCLUSIVE RESEARCH
                          AND DEVELOPMENT COLLABORATION

    Section 2.1. Exclusive Arrangement. The parties have collaborated exclusively in the preliminary research and development of 60.1-derived antibodies, antibody fragments and Zengineered polypeptides that bind to CD11b and hereby agree that, except as otherwise provided herein, all research, development, and other activities relating to the isolation or preparation and development of 60.1-derived antibodies, antibody fragments and engineered polypeptides that bind to CD11b shall be conducted by each of them exclusively under the terms of this Agreement. Repligen acknowledges that Lilly has an independent research effort directed to CD11b which does not involve antibodies, antibody fragments or 60.1-derived engineered polypeptides.

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    Section 2.2.  Executive Sponsors and Joint Program Operations Committee.Dr.
M.D. Clayman, Vice President, Cardiovascular Research and Clinical
Investigation of Eli Lilly and Company and Dr. L. Hudson, Executive Vice-President and COO of Repligen Corporation shall serve as Executive
Sponsors of the Collaborative Research Project. It shall be the responsibility of the Executive Sponsors to provide management support and direction as well as to review progress against strategic objectives of the Collaborative
Research Project. Dr. Steve Silbaugh, Project Manager for Lilly and Dr. Sandra Silver, Project Manager for Repligen, shall advise the Executive Sponsors of any issues arising from the Collaborative Research Project which requires action by the Executive Sponsors. The Executive Sponsors shall convene strategy meetings at least twice a year to consider issues at hand and make all final decisions on the Strategic Objectives of the Collaborative Research Project.

    The two Project Managers shall form the Joint Program Operations Committee which shall be responsible for the day-to-day operations of the Collaborative Research Project. The Project Managers shall convene quarterly Joint Program Operations Committee meetings to review progress toward achievement of the goals of the Collaborative Research Project and outline the plan for the upcoming quarter. Participants (other than the Project Managers) in the Joint Program Operations Committee meetings will be members of each company's project team as determined by the operational needs of the Collaborative Research Project at that time as determined by the Project Manager.

    Section 2.3. Joint Program Operations Committee Responsibilities. The Joint Program Operations Committee shall be responsible for coordinating and reviewing the activities of the parties under this Agreement, including without limitation the Collaborative Research Project. Without intending to limit the generality of the foregoing, the Joint Program Operations Committee shall oversee the disclosure and transfer of Know-How to facilitate the research and development of Product Candidates and the manufacturing of Products. The Joint Program Operations Committee shall also attempt to settle any disputes that may arise between the parties.

    Section 2.4. Timing of Transfer of Responsibilities. By July 1, 1995, the Joint Program Operations Committee shall agree on the goals and objectives of the timing of the transfer of clinical trial responsibilities and development of the Program Candidates and Product Candidates to be pursued under the Collaborative Research Project. At each meeting of the Joint Program Operations Committee, the progress of the Collaborative Research Project will be reviewed and if necessary the goals and/or resource allocation for the Collaborative Research Project will be modified. In the event a significant development occurs which may affect the short- or long-term goals or budget of the Collaborative Research Project or methods of achieving said goals, the Joint Program Operations Committee shall reconvene, reassess and change such methods, budget and/or goals of the Collaborative Research Project.

    Section 2.5. Executive Sponsor Decisions. The Joint Program Operations Committee may conduct meetings by telephone or videoconference. If the Joint Program Operations Committee is unable to reach a final decision on any issue, it shall refer that issue to the Executive Sponsors. If the Executive Sponsors are unable to reach agreement on any issues, then the view of the Collaborative Research Project's financial sponsor, Eli Lilly and Company, shall prevail.


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    Section 2.6.  Goals.  The parties shall engage in the Collaborative
Research Project in order to expedite the transfer of certain clinical trial and manufacturing responsibilities to Lilly and to expedite research, development of and approval to market Products. The research and development will focus on the development of those antibodies previously selected by the parties as Program Candidates, particularly m60.1 and h60.1. The Collaborative Research Project is intended to include evaluation of m60.1 and/or h60.1 through Phase I, II and III clinical trials and their subsequent commercialization as Products.

    Section 2.7. Repligen's Commitment to Collaborative Research Project. Repligen shall be involved in the Collaborative Research Project for seven (7) contract quarters beginning March 1, 1995 and continuing through November 30, 1996. The number of full time equivalents (FTEs) provided by Repligen per contract quarter is set forth in Appendix A. The Repligen FTEs shall provide support by using their best efforts in furthering the Process and Product Development goals of the Collaborative Research Project and in facilitating the transfer of clinical trial and manufacturing responsibilities from Repligen to Lilly. During the twenty-one month term of the Collaborative Research Project, Repligen shall submit to Lilly a monthly report stating the name of each Repligen employee working on the Collaborative Research Project, and the number of hours that employee spent on the Collaborative Research Project.

    During the twenty-one month term of the Research Project, Repligen shall transfer certain responsibilities for the m60.1 INDs (5326 and 5769) and clinical studies to Lilly and shall prepare the CM&C portion of the IND for h60.1 using a CM&C format provided by Lilly. The Joint Program Operations Committee shall make all determinations concerning each party's responsibilities for the INDs during the twenty-one month term of the Collaborative Research Project. Repligen shall maintain responsibility for IND 4889. Repligen shall assist Lilly in filing the IND for h60.1 under Lilly's sponsorship. Repligen shall also continue with the stability tests for clinical trial materials as well as development of a commercial process for the production of h60.1 and provide Lilly with all refinements and Know-How on a monthly basis. As Repligen develops new cell lines, cell banks and materials for assays related to the Program Candidates, such cell lines, and materials for assays shall be transmitted to Lilly as soon as is practical. As Lilly has been granted a full license to manufacture Products and Program Candidates for commercial sale, title to such cell banks and cell lines shall reside in Lilly upon the first creation of such materials by either Repligen or Lilly. Materials for assays shall be transmitted to Lilly with a worldwide royalty-free non-exclusive license to use such materials for all purposes, but title to such materials for assays shall be retained by Repligen.

    Section 2.8. Diligence. Lilly and Repligen shall exercise reasonable diligence in pursuing and conducting research and development, including clinical trials, for those Indications of Product Candidates developed under the Collaborative Research Project. All work done in connection with the Collaborative Research Project, including research or the manufacture of Products, shall be carried out in compliance with any federal, state or local laws, regulations and guidelines governing the conduct of such work.

    Section 2.9. Clinical Trials. During the twenty-one month term of the Collaborative Research Project, the Joint Program Operations Committee will determine now clinical trials will be conducted for each Indication of a

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Product Candidate developed under the Collaborative Research Project.  The objective for clinical trials pursuant to the Collaborative Research Project, and the methods for transferring responsibilities to Lilly, will be established by the Joint Program Operations Committee. Except as otherwise provided herein, the Joint Program Operations Committee shall designate the activities each party will be obligated to perform in conducting the clinical trials for each Indication of a Production Candidate. The parties shall work together in a collaborative manner during the conduct of clinical trials. If the Joint Program Operations Committee is unable to reach a final decision on any issue regarding the administration of any clinical trial pursuant to the Collaborative Research Project, then such issue shall be resolved pursuant to the procedure set forth in Section 2.5.

    Section 2.10. Future Program Candidates. By February 28, 1996, Repligen shall notify the Joint Program Operations Committee of each Program Candidate in the Field. Repligen shall provide sufficient technical information to permit the Joint Program Operations Committee to decide whether such Program Candidate should be selected as a Product Candidate together with a proposed budget for its development for an Indication. The Joint Program Operations Committee shall have ninety (90) days after receipt of such notice and information to notify Repligen that such Program Candidate shall be included in the Collaborative Research Program as an Indication of a Product Candidate. If the Joint Program Operations Committee so notifies Repligen, such Program Candidate shall be included in the Collaborative Research Project as an Indication of a Product Candidate. If the Joint Program Operations Committee fails to so notify Repligen, such Indication of such Program Candidate shall no longer be treated as a Program Candidate, shall be listed on Appendix B and may be developed, manufactured, marketed and sold by Repligen at its own expense outside the Program, subject to Section 2.12. If no Program Candidates are added to Appendix B within the time limits set forth in this Section 2.10, then Repligen shall have no right to proceed with any Program Candidate.

    Section 2.11. Additional Indicators. If Repligen desires to develop for a new Indication a formulation containing a compound which is being developed as a Product Candidate or sold as a Product, Repligen shall notify Lilly. Lilly shall have ninety (90) days after receipt of such notice to notify Repligen that such new Indication will be developed in a separate collaboration between Lilly and Repligen. If Lilly fails to so notify Repligen, such new Indication shall be listed on Appendix B and may be developed, manufactured, marketed and sold by Repligen at its own expense outside the Program and Collaborative Research Project, subject to Section2.12.

    Section 2.12. Restrictions on Repligen's Rights. If Repligen pursues the development of any product in the Field outside the Program or Collaborative Research Product pursuant to Sections 2.10 or 2.11, and such product may be administered parenterally, Repligen shall not manufacture, use, market or sell such product or transfer any right thereto without the prior written consent of Lilly. Repligen may at any time request that Lilly include such product in the Collaborative Research Project as a Program Candidate, Product Candidate or Product. If Lilly decides to include such product in the Program or Collaborative Research Project, Lilly shall reimburse Repligen for those personnel costs which would have been funded by Lilly if the research and development had occurred in the Program or Collaborative Research Project (at the applicable full-time equivalent rate set forth in Section 9.1.a) and


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out-of-pocket costs incurred in the research and development of such product.
Lilly shall also pay to Repligen any and all milestone payments that would have been made with respect to such product under Section 9.2 or Section 9.3 as if it had been developed under Program or Collaborative Research Project. If Lilly decides not to include such product in the Program or Collaborative Research Project, the first sentence of this Section 2.12 shall remain applicable to such product.

    Section 2.13. Future Products. Any material in the Field identified by a party more than twelve (12) months after the close of the Collaborative Research Project may be developed, manufactured, marketed and sold by such party at its own expense outside the Program, subject to any applicable restrictions set forth in Article IV and Article V.

                      ARTICLE III - DISCLOSURE OF KNOW-HOW

    Section 3.1. Repligen Know-How. During the term of the Collaborative Research Project, Repligen shall disclose to Lilly on an ongoing basis all additional Know-How developed in connection with this Agreement and all other information which may be pertinent to the successful execution of the Program and the Collaborative Research Project. Notwithstanding the foregoing, Repligen need not disclose to Lilly that Know-How which Repligen is precluded from disclosing under any agreement binding upon it.

    Section 3.2. Biological Materials. Repligen shall also provide Lilly with genes, gene fragments, vectors, hybridoma cell lines, antibodies, antibody fragments and engineered polypeptides, and information relating to such materials, within the Field for the purpose of permitting Lilly to use the materials in connection with the Program, the Collaborative Research Project and in connection with the rational drug design of compounds which bind to CDllb.

    The acceptability of the documentation for the current Master Cell Bank for h60.1 to allow all regulatory authorities to follow the production steps and to alleviate Lilly's concern over eventual licensure of the Product shall be determined by Lilly's Quality Control/Quality Assurance group within three (3) weeks of the execution of this Agreement. In the event the current Master Cell Bank documentation for h60.1 poses unacceptable risks for licensure, Dr. Michael Unger of Lilly and Dr. Jim Leung of Repligen shall determine if the problem is correctable with amended documentation or whether the Master Cell Bank will be rebanked using the current cell line. If rebanking is required, the Joint Program Operations Committee will determine how the rebanking will be done and Repligen shall, at its own expense, contract with Microbiological Associates to repeat the testing of the rebanked h60.1 Master Cell Bank to meet the requirements specified in "Points to Consider in the Manufacture and Testing of Monoclonal Antibody Products for Human Use" (1994) published by the Center for Biologics Evaluation and Research.

    Section 3.3. Lilly Know-How. Lilly intends to disclose to Repligen such Lilly Know-How which Lilly reasonably believes is needed by Repligen to carry out its obligations hereunder and under the Clinical Supply Agreement, provided, however, that Lilly need not disclose to Repligen any Know-How which Lilly is precluded from disclosing under any agreement or which Lilly deems to be inappropriate for disclosure.


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                          ARTICLE IV - CONFIDENTIALITY

    Section 4.1. Confidential Information and Know-How. All Know-How or other confidential information or materials disclosed by one party to the other during the term of this Agreement shall not be used by the receiving party except in connection with the Program, the Collaborative Research Project or the identification, selection, preparation, development, manufacture or sale of Lilly Pharmaceuticals or Repligen Pharmaceuticals, shall be maintained in confidence by the receiving party, and shall not be disclosed by the receiving party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing party, except to the extent that the Know-How or information or materials:

    (a) is known by or in possession of the receiving party at the time of its receipt as documented in written records; or

    (b)  is properly in the public domain; or

    (c) is subsequently disclosed to the receiving party without obligations of confidentiality by a third party who may lawfully do so; or

    (d) is required to be disclosed to governmental agencies in order to gain approval to sell Products, Lilly Pharmaceuticals or Repligen Pharmaceuticals; or

    (e) is necessary to be disclosed to agents, consultants, Affiliates and/or other third parties for the research and development and/or marketing of Products, Lilly Pharmaceuticals or Repligen Pharmaceuticals, under this Agreement, which entities first agree to be bound by the confidentiality obligations contained in this Agreement.

    Section 4.2. Employee Obligations. Repligen and Lilly each agree that it shall provide Know-How and other confidential information received from the other party only to its employees who have a need to know and have an obligation to treat such information and materials as confidential.

    Section 4.3. Term. All obligations of confidentiality and non-use imposed under this Article 4 shall expire ten (10) years following termination of the Collaborative Research Project. Notwithstanding the foregoing, with respect to Know-How necessary to manufacture Products, such obligations shall not expire until the first to occur of an event specified in clause (a), (b) or (c) of
Section 4.1.

    Section 4.4. Program Know-How. Subject to Article 5, Program Know-How may be used by either party outside the Field but may be provided to and used by third parties only as necessary for the research, development, manufacture, sale or distribution of products to be commercialized by such party either alone or in collaboration with such third parties. Any third party to whom Program Know-How is provided shall execute a confidentiality and non-use agreement which requires that (i) such information and materials be maintained in confidence for at least ten (10) years following termination of the Collaborative Research Project, provided however, the escape provisions (a),
(b) or (c) of Section 4.1 can be included in any such agreement and (ii) the use of such information and materials is limited to the purposes set forth in this Section 4.4.

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                           ARTICLE V - LICENSE GRANTS

         Section 5.1. License to Lilly. Subject to the terms and conditions of this Agreement, Repligen hereby grants to Lilly:

    (a) an exclusive license in the Field under Repligen Licensed Patents, Repligen Know-How and Program Know-How and an exclusive sublicense in the Field, to the extent Repligen has the right to so grant or such rights as Repligen has the right to grant, under Repligen Sublicensed Patents, such licenses being granted solely for the purpose of identifying, developing, making, having made, using, offering to sell and selling Program Candidates, Product Candidates and Products in the Territory; all of such licenses to include the right to grant sublicenses;

    (b) an irrevocable, non-exclusive license to use genes, gene fragments, vectors, hybridomas, cell lines, antibodies, antibody fragments and engineered polypeptides provided under Section 3.2 in connection with developing Lilly Pharmaceuticals and Product Candidates; and

    .DI subject to Article 4, a non-exclusive license to use Program Know-How for any purpose outside the Field.

    Section 5.2.  Limited Reversion To Repligen  The licenses granted Lilly in
Section 5.1(a) shall terminate

         (i) as to any specific Program Candidate at the time Repligen acquires the right to develop such material according to the provisions of Section 2.10, and

         (ii) as to a specific new Indication of a Product Candidate at the time Repligen acquires the right to develop such Indication according to the provisions of Section 2.11.

    Section 5.3 Lilly's Diligence In the event (a) Lilly fails to diligently proceed to develop any Product Candidate, or market and sell any Product in accordance with reasonable practices within the pharmaceutical business and fails within ninety (90) days after notice from Repligen to commence and continue such efforts or (b) Lilly at any time following the third anniversary of the expiration of the collaborative Research Project terminates development of a particular Product Candidate, Lilly shall upon notice from Repligen immediately grant Repligen an exclusive license and sublicense to Lilly's licenses and sublicenses in Section 5.1(a) only with respect to such Product Candidate or Product, in which event Repligen shall have the exclusive right to develop, make, have made, use and sell such Product Candidate or Product, and Lilly shall grant to Repligen an exclusive license in the Field under Lilly Licensed Patents and an exclusive sublicense in the Field, to the extent Lilly has the right to so grant or such rights as Lilly has the right to grant, under Lilly Sublicensed Patents and non-exclusive license under such Lilly Know-How as is provided to Repligen under Section 3.3, such licenses being granted solely for the purpose of making, having made, using, offering to sell and selling such Product Candidate or Product in the Territory. After November 30, 1996, Lilly shall send Repligen semi-annual reports setting forth Lilly's efforts on developing the Product Candidates. If Repligen exercises its rights under this Section 5.3 as to any Product, Repligen shall pay to Lilly the

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same royalty on its Net Sales of such Product as Lilly would have paid to
Repligen had Lilly sold such Product.

    Section 5.4 License to Repligen Subject to the terms and conditions of this Agreement, Lilly hereby grants to Repligen:

    (a) a non-exclusive license in the Field under Repligen Licensed Patents, Repligen Sublicensed Patents. Repligen Know-How, Lilly Licensed Patents and Program Know-How and a non-exclusive sublicense in the Field, to the extent Lilly has the right to grant under Lilly Sublicensed Patents, such licenses being granted solely for the purpose of identifying and developing Program Candidates, Product Candidates and Products and making and selling Product Candidates and Products, such making and selling to be in accordance with Repligen's obligations under the Clinical Supply Agreement and such license to make and sell shall terminate upon termination of the Clinical Supply Agreement all of such licenses to include the right to grant sublicenses with Lilly's prior written approval; and

    (b) a non-exclusive license to use such Lilly Know-How as Lilly provides pursuant to Section 3.3 solely in accordance with Repligen's obligations under this Agreement and the Supply Agreement.

    Section 5.5  Repligen's Diligence  If Repligen exercises its right in
Section 5.3(a) to develop a Product Candidate, Repligen shall diligently proceed to develop the particular Product Candidate or market and sell the particular Product. Repligen will provide semi-annual reports of its development of such Product Candidate to Lilly. If Repligen fails to diligently proceed to develop such Product Candidate or market and sell such Product in accordance with reasonable practices within the pharmaceutical business and fails within ninety (90) days after notice from Lilly to commence and continue such efforts, Lilly may immediately terminate Repligen's rights and licenses provided under Section 5.3.

    Section 5.6 Termination of Agreement Subject to the other terms and conditions of this Agreement, upon termination of this Agreement all licenses granted under Repligen Licensed Patents, Repligen Know-How, Repligen Sublicensed Patents, Lilly Licensed Patents, Lilly Sublicensed Patents and Lilly Know-How shall terminate.

                                   ARTICLE VI
                          Patent Ownership, Protection,
                          Validity And Related Matters

    Section 6.1 Patentable Inventions If a patentable invention is conceived in the course of and within the scope of the Program or Collaborative Research Project or within twelve (12) months after its expiration or termination, Lilly and Repligen shall discuss that invention and the desirability of filing a United States patent application covering the invention, as well as any foreign counterparts. The party owning the invention shall make the final decision with respect to any such filings. If an invention is made jointly pursuant to 35 U.S.C. Section 116, the Joint Program Operations Committee shall determine which party shall file and prosecute the application. If no decision is made regarding such jointly owned patent, Lilly shall make the decision concerning filing on organic compounds and Repligen shall make the

Repligen Corporation.                 Page 12

decision concerning filing on biological materials with any continuing dispute on such a filing to be resolved by the procedure set forth in Section 2.5.

    Section 6.2 Ownership Lilly shall own all inventions within the scope of the Program made solely by its employees, and Repligen shall own all inventions within the scope of the Program made solely by its employees. All patent applications and patents on inventions made jointly by employees of Lilly and employees of Repligen shall be owned jointly by Repligen and Lilly.

    Section 6.3 Review and Comment Each party shall provide the other party with a copy of any patent application which discloses Program Know-How including without limitation any antibody, antibody fragment or engineered polypeptide within the Field, and/or any in vitro or in vivo data from antibodies, antibody fragments or engineered polypeptides within the Field prior to filing the first of such applications in any jurisdiction, if possible, for review and comment by the other party. The receiving party shall maintain any such patent application in confidence, pursuant to Article 4.

    Section 6.4 Notice of Decision If a party decides not to file or maintain an application or patent on its invention, or on a joint invention, in any country, it shall give the other party reasonable notice to this effect. After such notice, the other party may file or maintain the application or patent.

    Section 6.5 Retention of Rights Each party shall continue to town and retain proprietary rights to its Know-How and Licensed Patents which are licensed or disclosed under this Agreement except as specifically provided herein.

    Section 6.6 Prosecution and Maintenance Except as otherwise provided under agreements relating to Sublicensed Patents, each party agrees to prosecute and maintain the Licensed Patents owned by it and the Sublicensed Patents with respect to which it has granted a sublicense hereunder, and to prosecute any interference proceedings with respect to such Licensed Patents and Sublicensed Patents. Licensed Patents jointly owned by the parties shall be prosecuted and maintained, including the prosecution of any interference proceedings with respect thereto, by the party who has decision-making authority with respect thereto under Section 6.1. The party initially responsible for such prosecution and maintenance (the "Initial Responsible Party") shall give notice to the other party of any decision to cease such prosecution and maintenance and, in such case, shall permit the other party at its sole discretion to continue prosecution or maintenance. If the other party elects to continue prosecution or maintenance, the Initial Responsible Party shall execute such documents and perform such acts as may be reasonably necessary for the other party to continue prosecution or maintenance.

    Section 6.7 Third Party Infringement Repligen and Lilly each agrees to take reasonable actions to protect the Licensed Patents and Sublicensed Patents from infringement in the Field and to protect the Know-How from unauthorized use, when, from its own knowledge or upon notice by the other party, the party with knowledge or receiving notice becomes aware of the reasonable probability that such infringement or unauthorized use exists.

    Section 6.8 Cooperation If within sixty (60) days of becoming aware of the reasonable probability of an interference or infringement of the Licensed

Repligen Corporation.                 Page 13

Patents or Sublicensed Patents in the Field or unauthorized use of the Know-How, the Initial Responsible Party refuses to institute an infringement suit or take other appropriate action that the other party feels is reasonably required to protect the Licensed Patents, Sublicensed Patents, and Know-How, the other party shall have the right at its sole discretion to institute such suit or other appropriate action in the name of either or both parties. In such event, the Initial Responsible Party shall cooperate with the other part to the extent reasonably possible.

    Section 6.9 Notice of Certification Repligen and Lilly each shall immediately give notice to the other of any certification filed under the U.S. "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that a Licensed Patent or Sublicensed Patent is invalid or that any infringement will not arise from the manufacture, use or sale of any product in the Field by a third party. If Repligen decides not to bring infringement proceedings against the entity making such a certification, Repligen shall give notice to Lilly of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification. Lilly may then, but is not required to, bring suit against the party that filed the certification. Any suit by Lilly or Repligen shall either be in the name of Lilly or in the name of Repligen, or jointly by Lilly and Repligen, as may be required by law. For this purpose, the party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

    Section 6.10 <F1>

    Section 6.11 Notice of Infringement If the activities of either party in connection with the Program or as the result of making, using or selling a Product results in a claim of patent infringement or other violation of the intellectual property rights of any third party, the party to this Agreement first having notice of that claim shall promptly notify the other party in writing. The notice shall set forth the facts of the claim in reasonable detail. Except as otherwise provided herein, Lilly shall have the primary obligation to defend against said claim (whether or not it arises as a counterclaim in any infringement action commenced by Repligen hereunder) and to prosecute any counterclaims, or any other claims that may arise in connection with such litigation. Repligen shall cooperate with Lilly in such defense and prosecution and shall have the right to be represented by counsel of its own choice. If Lilly shall fail to diligently commence and continue defense against such claim, (or prosecution of any claim or counterclaim), Repligen may assume the primary obligation for such defense or prosecution, and Lilly shall cooperate with Repligen and shall have the right to be represented by counsel of its own choice. Notwithstanding the foregoing, if the claim involves an allegation of a violation of the trade secret rights of a third party, the party accused of such violation shall have the obligation to defend against such claim and shall indemnify the other party against all costs associated with such claim.


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<F1>     Portions of this document have been omitted by whiting out the relevant text pursuant to an Application for Confidential Treatment. Such whited omissions will be filed separately with the Securities and Exchange Commission together with such Application for Confidential Treatment.

Repligen Corporation.                 Page 14

    Section 6.12  <F1>

    Section 6.13 Settlement Approval Neither party shall settle any such proceeding without the approval of the other party, which approval shall not be unreasonably withheld.

    Section 6.14 Recovery Any recovery obtained by any party as a result of any proceeding described in Article 6, by settlement or otherwise, shall be applied in the following order of priority:

    Section 6.15 Royalty Payments Subject to Article XI, Lilly shall assume and pay all third party royalties and/or damages functionally equivalent to royalties which either party is required to pay arising out of any claim described above or pursuant to any license or similar agreement which either party enters into with consent of the other party in order to develop, make, have made, use, offer to sell or sell Product Candidates or Products.

    Section 6.16 Patent Notices Repligen and Lilly each shall promptly give notice to the other of the grant, lapse, revocation, surrender, invalidation or abandonment of any Licensed Patent or Sublicensed Patent.

    Section 6.17 Patent Term Extensions The parties shall cooperate with each other in gaining patent term extension where applicable to Licensed Patents or Sublicensed Patents. The party selling the Product shall determine which patents shall be extended. All filings for such extension will be made by the party to whom the patent is assigned after consultation with the other party.

                                   ARTICLE VII
                          Adverse Experience Reporting.

    Both parties must submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. Information must be submitted at the time of initial filing for investigation use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, Repligen and Lilly agree to:

    (a) provide to the other for initial and/or periodic submission to government agencies significant information on the drug from pre-clinical laboratory animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and marketed commercial experiences with the compound.

    (b) report to the other within two (2) days of the initial receipt of a report by Repligen or Lilly of any unexpected fatal or life threatening experience with the drug.

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<F1>     Portions of this document have been omitted by whiting out the relevant text pursuant to an Application for Confidential Treatment. Such whited omissions will be filed separately with the Securities and Exchange Commission together with such Application for Confidential Treatment.

Repligen Corporation.                 Page 15

    (c) report to the other within ten (10) days of the initial receipt of a report by Repligen or Lilly of any adverse experience with the drug that is serious and unexpected.

Lilly will provide a format to be used by Repligen when making the above reports.

Adverse events should be reported based upon the most recent "Guidelines for Adverse Experience Reporting for Licensed Biological Products."

Serious adverse experiences mean any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer or overdose.

An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in either party's investigator brochure, or in either party's labeling for the Product.

Both parties also agree that if they contract with a third party for research to be performed by such third party on the drug, each party agrees to require such third party to report to Repligen or Lilly the information set forth in subparagraphs (a), (b) and (c) above.

Upon completion of the twenty-one month Collaborative Research Project, Lilly shall not be obligated to provide Repligen with immediate adverse events reports but shall provide Repligen with semi-annual summaries of all such events until a Product is launched.

                                  ARTICLE VIII
                                Commercialization

    Lilly and Repligen shall diligently and continuously use their reasonable best efforts to commercialize, manufacture, market and sell Products as promptly as possible.

                                   ARTICLE IX
                                    Payments

    Section 9.1 Research Funds In support of clinical research and development to be conducted by Repligen pursuant to the Collaborative Research Project, Lilly will make the following payments to Repligen:

    a. To fund research and development by Repligen under the Collaborative Research Project. <F1>

    b. Repligen shall provide, and Lilly shall fund, <F1> The numbers set forth above for full-time equivalent employees to be provided by Repligen, and funded by Lilly, for research and development from the Effective Date through the end of the Collaborative Research Project
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<F1>     Portions of this document have been omitted by whiting out the relevant text pursuant to an Application for Confidential Treatment. Such whited omissions will be filed separately with the Securities and Exchange Commission together with such Application for Confidential Treatment.

Repligen Corporation.                 Page 16

may be adjusted from time to time by decision of the Joint Program Operations Committee.

    c. Upon execution of this Agreement, Lilly shall pay to Repligen the full amount of the level of research funding for the first contract quarter (March 1, 1995 through May 31, 1995). On or before the first day of each contract quarter, Lilly shall pay to Repligen the total amount due for the upcoming quarter. At the end of each month, Repligen shall provide to Lilly the written account of its work as set forth in
         Section 2.7.

    Section 9.2 Milestones Lilly shall also pay to Repligen the following milestone payments:

    a. <F1> shall not be obligated to make more than one (1) milestone payment under this Section 9.2a.

    b.   <F1>

    c.   <F1>

    Section 9.3 New Product Milestones If Repligen and/or Lilly develop a Product Candidate or Product (a "New Product") which is designed as a replacement for an Indication of a Product previously developed under the Program (the "Old Product"), <F1> and 9.2c with respect to the Old Product.
<F1> payable with respect to each New Product shall be paid as each applicable milestone is achieved. If a milestone was not paid under Section 9.4b with respect to the Old Product, and <F1> achievement of the milestone described in
Section 9.2b with respect to the New Product Lilly shall pay to Repligen <F1> If a milestone was not paid under Section 9.2c with respect to the Old Product, and Lilly has not previously made three (3) milestone payments under 9.2c, upon achievement of the milestone described in Section 9.2c with respect to the New Product Lilly shall pay to Repligen <F1> under the two preceding sentences shall be counted as a milestone paid pursuant to Section 9.2b or 9.2c, as applicable.

    Section 9.4  Royalty Payments to Repligen on Products <F1>

    Section 9.5  Royalty Payments to Repligen on Lilly Pharmaceuticals <F1>

    Section 9.6 Length of Royalty Payments The royalties payable under Sections 9.4 and 9.5 shall be paid on a country-by-country basis from <F1>. Notwithstanding the foregoing, (a) in the case of the sale in any country of any Product which is based on the 60.1 antibody or antibody fragments, <F1>; and (b) in the case of the sale in any country of any Lilly Pharmaceutical or Product (other than a Product described in clause (a) of this sentence) for which all patents (described above in this Section 9.6), if any, precluding its use or sale in that country have expired prior to first sale in such country,
<F1>.

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<F1>     Portions of this document have been omitted by whiting out the relevant text pursuant to an Application for Confidential Treatment. Such whited omissions will be filed separately with the Securities and Exchange Commission together with such Application for Confidential Treatment.

Repligen Corporation.                 Page 17

    Section 9.7  Sales To Affiliate  Sales of Products and Lilly
Pharmaceuticals between Lilly and its permitted sublicensees or Affiliates, or among such Affiliates, and permitted sublicensees, shall not be subject to the royalty, but in such cases the royalty shall be calculated upon Lilly's or its sublicensee's or Affiliate's Net Sales to an independent third party.

    Section 9.8 Sales To Competitive Distributors Sales of Products and Lilly Pharmaceuticals between Lilly and Competitive Distributors shall be subject to the royalty payments set forth in Section 9.4 and 9.5.

    Section 9.9 Royalties Payable Only Once. The obligation to pay royalties is imposed only once with respect to the same unit of Product or Lilly Pharmaceutical. Except as specifically provided in this Agreement, it is understood and agreed that there shall be no deductions from the royalties payable hereunder.

    Section 9.10  Out-Of-Pocket Costs.  <F1>

    Section 9.11 Outside Providers. <F1> Collaborative Research Project which are approved in advance by the Joint Program Operations Committee.

    Section 9.12 Payments For Sublicenses. Repligen warrants that it has paid, or shall pay, all payments necessary to the owners of the intellectual property rights set forth in Appendix D and that Lilly is not responsible for any research fees, option fees, licensing fees or milestones attributable to the existing license agreements, it being understood that Lilly is responsible for the payment of all royalties under such agreement.

    Section 9.13 Royalties Payable To Lilly With respect to each calendar quarter, <F1>. Such royalty shall be paid on a country-by-country basis <F1>. Notwithstanding the foregoing, in the case of the sale in any country of any Repligen Pharmaceutical for which all patents (described above in this Section 9.13), if any, precluding its use or sale in that country have expired prior to first sale in such country, <F1>.

    Section 9.14 Payments For Manufacturing Rights In consideration for the manufacturing rights granted to Lilly in Article V, Lilly shall make the following payments to Repligen:

    a.)  <F1>

    b.)  <F1>

    Section 9.15  Payments for 1994 and 1995. <F1>






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<F1>     Portions of this document have been omitted by whiting out the relevant text pursuant to an Application for Confidential Treatment. Such whited omissions will be filed separately with the Securities and Exchange Commission together with such Application for Confidential Treatment.

Repligen Corporation.                 Page 18

                             ARTICLE X - Accounting

    Section 10.1 Royalty Reports Lilly shall deliver to Repligen within seventy-five (75) days after the end of each calendar quarter a written accounting of Lilly's and its Affiliates and sublicensees' sales and other consideration received subject to royalty payment due to Repligen for such quarter. Such quarterly reports shall indicate the Net Sales of Products and Lilly Pharmaceuticals on a country-by-country basis and the amounts of all other revenues with respect to which payments are due Repligen.

    Section 10.2 Delivery of Royalty When Lilly delivers the accounting to Repligen, Lilly shall also deliver all royalty payments due to Repligen for the calendar quarter.

    Section 10.3 Audits Lilly shall keep accurate records in sufficient detail to enable the amounts due to Repligen to be determined. Upon Repligen's request, Lilly shall permit an independent, certified public accountant selected by Repligen, except one to whom Lilly has reasonable objection, to have access during ordinary business hours to Lilly's records necessary to determine the accuracy of any report or payment made in respect to any calendar quarter and obtain information as to the amount payable to Repligen for any such period in case of Lilly's failure to report or make payment. Such examination shall be at Repligen's expense and shall not take place more than once each year. However, if such examination reveals an underpayment of royalties to Repligen in excess of ten percent (10%), then said examination shall be at Lilly's expense, and Lilly shall pay to Repligen interest on the full amount of underpaid royalties at a rate per annum of two percent (2%) above the prime rate of interest established from time to time by the Bank of Boston from the date such royalties were due. The right of examination with respect to any year shall terminate two (2) years after the end of any such year. Information supplied to Repligen by such independent, certified public accountants shall not include any proprietary information not required to be disclosed under other sections of this Agreement.

    Section 10.4 Exchange Rates All payments to be made by Lilly to Repligen under this Agreement shall be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due Repligen shall be made using Lilly's current standard exchange rate.

    Section 10.5 Repligen's Obligations The accounting and payment obligations set forth in Article 10 shall also apply to Repligen in the case of Products or Repligen Pharmaceuticals sold by Repligen upon which a royalty is due Lilly hereunder.

    Section 10.6 Withholding Taxes The party who pays a royalty hereunder to the other party shall have no liability for any income taxes levied against such other party on account of such royalties. If laws or regulations require that any such taxes be withheld by the party paying the royalty, such party shall deduct such taxes from the payment due the other party, pay the taxes so withheld to the proper taxing authority, and send proof of payment to the other party within thirty (30) days following such payment. If the other party desires to obtain a refund of any taxes so withheld and paid to a taxing authority, upon request the party who withheld and paid such taxes shall cooperate in the pursuit of such refund.

Repligen Corporation.                 Page 19

    Section 10.7 Litigation Expense Reports From time to time, but not more often than once in any calendar quarter, Lilly shall provide to Repligen written statements, including copies of invoices, of (i) all out-of-pocket litigation expenses paid by Lilly pursuant to Section 6.12, and (ii) any recovery of such expenses in connection with such litigation.

                                   ARTICLE XI
                                   Royalty Cap

    In the event that Lilly's total cumulative royalty obligations to Repligen and to third parties on account of Net Sales by Lilly or its Affiliates of Product shall <F1>.

                                   ARTICLE XII
                                    Duration

    This Agreement becomes effective as of the Effective Date, may be terminated as set forth in Article 13 hereof, and otherwise remains in effect until the expiration of the term of Lilly's or Repligen's obligation to pay royalties. Notwithstanding the foregoing, Article 4 and Article 5 shall remain in effect for the respective periods stated therein.

                                  ARTICLE XIII
                                   Termination

    Section 13.1 Termination For Material Breach Upon any material breach by either party under this Agreement, the other party may terminate this Agreement by ninety (90) days' written notice to the breaching party, specifying the material breach, default or other defect. The termination becomes effective at the end of the ninety (90) day period unless the breaching party cures the breach during the ninety (90) day period. The parties will use best efforts to work together to cure any breach. The failure by either party to pay royalties as computed under the provisions of this Agreement when due shall not be deemed to be a material breach with respect to this Section 13.1.

    Section 13.2 Rights Upon Termination For Breach If a party (the "Non-Breaching Party") terminates this Agreement under Section 13.1 following material breach by the other party (the "Breaching Party"), (a) the Breaching Party shall return to the Non-Breaching Party all confidential information and materials received from the Non-Breaching Party during the Agreement, (b) the Breaching Party shall cease all use of the confidential information and materials received from the Non-Breaching Party for any purpose, except that the Breaching Party may keep a copy of all documents for record keeping purposes only, (c) the Breaching Party shall deliver to the Non-Breaching Party all data and information developed prior to such termination by the Breaching Party as a result of the Collaborative Research Project which can reasonably be viewed as necessary or useful to obtain governmental regulatory approvals,
(d) subject to any agreements with third parties, the Non-Breaching Party and its licensees shall be entitled to use such information freely and
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<F1>     Portions of this document have been omitted by whiting out the relevant text pursuant to an Application for Confidential Treatment. Such whited omissions will be filed separately with the Securities and Exchange Commission together with such Application for Confidential Treatment.

Repligen Corporation.                 Page 20

shall have a royalty-free, worldwide, exclusive license, with right to sublicense, for use, manufacture, marketing, development and sale of Products,
(e) the licenses granted under Article V to the Breaching Party shall terminate and the licenses granted under Article V to the Non-Breaching Party shall continue, (f) except as provided in Section 13.5b, the Breaching Party shall not manufacture, use or sell Products.

    Section 13.3 Termination Due To Inactivity Either party may terminate this Agreement except Article IV effective upon thirty (30) days notice to the other if at the time of such notice the Collaborative Research Project has terminated, no Product Candidates are being developed, and no Product, Lilly Pharmaceutical or Repligen Pharmaceutical is being considered for development, being developed, marketed or sold.

    Section 13.4. Voluntary Termination by Lilly. Lilly may terminate the Collaborative Research Project upon thirty (30) days written notice to Repligen if Lilly, for sound business reasons, determines that it is not prudent for Lilly to continue with the clinical investigation or research concerning Program Candidates, Product Candidates or Products. By way of example, and not limitation, sound business reasons might include information relating to toxicity or lack of efficacy demonstrated in clinical trials conducted by Repligen, Lilly or in a well-designed trial conducted by a third party working on a related target; or information based upon new data that the product is not commercially feasible. Such notice shall include specific written details of the reasons for such determination by Lilly.

    If Lilly terminates the Collaborative Research Project under this Section 13.4, (i) Lilly shall have no further obligation to fund research at Repligen,
(ii) Repligen shall have no further obligation to perform work on the Collaborative Research Project, (iii) Lilly shall provide to Repligen all confidential information and materials received from Repligen during the term of the Agreement, (iv) Lilly shall cease use of the confidential information and materials provided by Repligen other than the use of such confidential information and materials for the research, development and commercialization of Lilly Pharmaceuticals, (v) Lilly shall provide Repligen with copies of all materials transferred to Lilly pursuant to Section 2.7 and deliver to Repligen all data and information developed prior to such termination by Lilly as a result of the Program which can reasonably be viewed as necessary or useful to obtain governmental regulatory approvals for Program Candidates, Product Candidates or Products, (vi) subject to any agreements with third parties, Repligen and its licensees shall be entitled to use such information and materials subject to the licenses and payment obligations set forth in Articles V and IX of this Agreement, and (vii) the licenses granted under Article V to Lilly (other than the licenses granted under Sections 5.1(b) and 5.1(c)) shall terminate and the licenses granted under Article 5 to Repligen shall continue.

    Section 13.5. Residual Rights Upon expiration or early termination of this Agreement, except as provided herein to the contrary, all rights and obligations of the parties shall cease, except as follows:

    a. Obligations to pay royalties and other sums accruing hereunder up to the date of termination;

Repligen Corporation.                 Page 21

    b. The right to complete the manufacture and sale of Products, which qualify as "work in process" under generally accepted cost accounting standards or which are in stock at the date of termination, and the obligation to pay royalties on Net Sales of Products;

    c. The obligation to pay royalty with respect to Lilly Pharmaceuticals and Repligen Pharmaceuticals;

    d. All provisions regarding confidentiality shall continue in full force and effect;

    e. Obligations for record keeping and accounting reports for so long as Products, Lilly Pharmaceuticals and Repligen Pharmaceuticals are sold. At such time after termination of this Agreement when sales or other dispositions of Products, Lilly Pharmaceuticals and Repligen Pharmaceuticals have ceased, Lilly (and/or Repligen to the extent provided in Section 10.5) shall render a final report along with any royalty payment due;

    f. Repligen's (and/or Lilly's) rights to inspect books and records as described in Article 10;

    g.   Obligations of defense and indemnity;

    h. Obligations set forth in Sections 6.10-6.14 but only with respect to those causes of action which accrued prior to such termination;

    i. Any cause of action or claim of Repligen or Lilly accrued or to accrue because of any breach or default by the other party hereunder;

    j. All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

                                   ARTICLE XIV
                   GOOD FAITH NEGOTIATIONS/DISPUTE RESOLUTION

    Any controversy, claim, or dispute arising out of or relating to this Agreement shall be settled if possible through good faith negotiations between the parties. Only if such efforts are not successful shall such dispute be resolved by arbitration (if agreed by the parties) or litigation.

                                   ARTICLE XV
                                  GOVERNING LAW

    This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of The Commonwealth of Massachusetts notwithstanding the provisions governing conflict of laws under such Massachusetts law to the contrary.

                                   ARTICLE XVI
                                   ASSIGNMENT

    Neither party may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the

Repligen Corporation.                 Page 22

sale or transfer of all or substantially all of the business and assets of Repligen or Lilly. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

                                  ARTICLE XVII
                              SEVERANCE/INSOLVENCY

    If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect. In addition, the parties hereto intend that the Agreement shall not be deemed an executory contract under the Bankruptcy/Insolvency laws of the United States.

                                  ARTICLE XVIII
                                    AMENDMENT

    This Agreement, together with the Clinical Supply Agreement (attached as Appendix C) constitutes the entire agreement between the parties and supersedes all previous arrangements whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both parties.

                                   ARTICLE XIV
                                     NOTICES

    Notices to Repligen shall be addressed to:

             Repligen Corporation
             One Kendall Square
             Building 700
             Cambridge, Massachusetts 02139

             Attention:  President

    with a copy to:

             Choate, Hall & Stewart
             Exchange Place
             53 State Street
             Boston, Massachusetts 02109

             Attention:  John M. Cornish, Esq.

    Notices to Lilly shall be addressed to:

             ELI Lilly and Company, Inc.
             Lilly Corporate Center
             Indianapolis, Indiana 46285

             Attention:  Douglas K. Norman, Esq.

    Either party may change its address by giving notice to the other party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid and properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the party receiving the same.

Repligen Corporation.                 Page 23

                                   ARTICLE XX
                                  FORCE MAJEURE

    No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the parties, including, but not limited to, the following: act of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

                                   ARTICLE XXI
                         REPRESENTATIONS AND WARRANTIES

    Section 21.1 Representation of Authority. Repligen and Lilly each represents and warrants to the other that as of the effective date of this Agreement it has full right, power and authority to enter into this Agreement, including the right to grant the licenses and sublicenses granted under
Article 5 hereof and provide the Know-How under Article 3 hereof, including the biological materials, subject to the limitations set forth in this Section
21.1. Repligen has furnished Lilly with a copy of all license agreements and options pertaining to the Sublicensed Patents, and by its execution and delivery of this Agreement, Lilly agrees to be bound by the terms of such agreements to the extent required thereby. Lilly also understands that, in the case of certain Sublicensed Patents, (a) one or more third parties own undivided interests in such Sublicensed Patents, (b) Repligen has not been granted any license or sublicense under the Sublicensed Patents by such third parties, and (c) other third parties have been granted licenses and sublicenses under the Sublicensed Patents by the third parties referred to in clauses (a) and (b).

    Section 21.2 Outstanding Agreements. Appendix D lists all material outstanding options, licenses or agreements of any kind between Repligen and any third party relating to Licensed Patents, Sublicensed Patents and Know-How as of the Effective Date.

    Section 21.3 Knowledge of Pending or Threatened Litigation. Each party represents and warrants to the other that it is not aware of any pending or threatened litigation (and has not received any communication) which alleges that such party's activities in the Field to date have violated, or by conducting its business as currently proposed under the Program contemplated herein would violate, any of the intellectual property rights of any other person. To the best of each party's knowledge, there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights licensed hereunder to the other party.

    Section 21.4 Employee Obligations. Each party represents and warrants that all of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such party of all inventions made during the course of and as the result of their association with such party and obligating the individual to maintain as confidential such party's confidential information as well as confidential information of a third party which such party may

Repligen Corporation.                 Page 24

receive, to the extent required to support such party's obligations under this Agreement.

    Section 21.5. Disclosure of Adverse Data. Repligen warrants that it has disclosed to Lilly all data known to Repligen which might reasonably be considered to be adverse within the meaning of Article VII, concerning all Program Candidates and Product Candidates.

    Section 21.6 Acknowledgment of Potential Merger. Lilly acknowledges that Repligen has disclosed Repligen's intent to merge with Medco Research Incorporated of Research Triangle Park, North Carolina. Repligen acknowledges that the terms of this Agreement have been disclosed to Medco Research Incorporated and that, if the merger is consumated, the company which survives the merger shall honor all terms and obligations of this Agreement. Repligen also acknowledges that the work to be performed by Repligen under this Agreement shall be conducted at Repligen's present facility in Cambridge, Massachusetts.

                                  ARTICLE XXII
                              PUBLIC ANNOUNCEMENTS

    Section 22.1 Press Releases and Announcements. Any announcements or similar publicity with respect to the execution of this Agreement shall be in substantially the form attached as Appendix H. Lilly understands that this Agreement and Repligen's efforts hereunder are likely to be of significant interest to investors, analysts and others, and Repligen therefore intends to make such public announcements with respect thereto. Repligen agrees that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. To the extent possible, Repligen agrees to provide to Lilly a copy of each such public announcement at least fourteen (14) days prior to its scheduled release. Lilly shall have the right to review and request changes to any confidential information, including progress and status of the Program, set forth in the proposed release. Repligen shall make a reasonable effort to remove such information or obtain confidential treatment for such information. Any request by Lilly to make any such change must be received by Repligen at least two (2) days before the scheduled release.

    Section 22.2 Publications. During the term of this Agreement, both parties shall be free to make scientific publications regarding the Products developed pursuant to the Program or the Collaborative Research Project, provided that the party desiring to make such publication shall first submit to the Joint Program Operations Committee an early draft of all such publications, whether they are to be presented orally or in written form, at least thirty
(30) days prior to submission for publication. The Joint Program Operations Committee shall have the right to advise the disclosing party as to the patentability of any inventions to be disclosed and both parties shall work together to protect any and all proprietary rights. Unless mutually agreed to the contrary, at the end of such thirty (30) day period, the disclosing party, may in its discretion, make the publication.

Repligen Corporation.                 Page 25

                                  ARTICLE XXIII
                              ADDITIONAL AGREEMENTS

    Section 23.1 Independent Contractors. It is understood and agreed that the relationship between the parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Lilly or Repligen to act as agent for the other. Members of the Joint Program Operations Committee shall be, and shall remain, employees of Repligen or Lilly, as the case may be. Neither party shall incur any liability for any act or failure to act by members of the Joint Program Operations Committee who are employees of the other party.

    Section 23.2 Consents Not Unreasonably Withheld. Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

    Section 23.3 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either party.

    Section 23.4 Headings. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

    Section 23.5 Severance of Clauses. Each party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

    Section 23.6 No Waiver. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

    Section 23.7  Indemnification.

    (a) The party conducting a clinical trial under the Program or with respect to a Lilly Pharmaceutical or Repligen Pharmaceutical shall indemnify and hold the other party which is not conducting such clinical trial and its officers, directors, employees and agents harmless against all claims, demands, losses, damages, liabilities and expenses (collectively "Claims") arising out of such trial except to the extent caused by the negligent acts or omissions of, or the breach of this Agreement or the Clinical Supply Agreement by, the party which is not conducting such clinical trial.

    (b) Lilly shall indemnify and hold Repligen and its Affiliates, sublicensees, officers, directors, employees and agents harmless against all Claims arising out of the manufacture, use, distribution or sale of Products (other than those Products supplied by Repligen or its agents under the Clinical Supply Agreement) and Lilly Pharmaceuticals by Lilly, its Affiliates, sublicensees and agents, except to the extent caused by the negligent acts or omissions of

Repligen Corporation.                 Page 26

         Repligen or its Affiliates, sublicensees, officers, directors or agents. (The parties' agreements concerning indemnifications with respect to Products supplied by Repligen or its agents under the Supply Agreement are set forth in Article 7 of the Supply Agreement.)

    (c) Repligen shall indemnify and hold Lilly and its Affiliates, sublicensees, officers, directors, employees and agents harmless against all Claims arising out of the manufacture, use, distribution or sale of Repligen Pharmaceuticals by Repligen, its Affiliates, sublicensees and agents, except to the extent caused by the negligent acts or omissions of Lilly or its Affiliates, sublicensees, officers, directors or agents.

    (d) Any party entitled to indemnification under this Section 23.8 shall give prompt written notice to the indemnifying party of any Claims with respect to which it seeks indemnification, and the indemnifying party shall assume the defense of such Claims with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Claims made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Claims.

    Section 23.8 EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT AND THE CLINICAL SUPPLY AGREEMENT, REPLIGEN MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LILLY, ITS AFFILIATES OR SUBLICENSEES OF PRODUCT CANDIDATES, PRODUCTS OR LILLY PHARMACEUTICALS.

    IN WITNESS WHEREOF, this Agreement is executed this 31 day of May, 1995, to be effective as of the Effective Date.

ELI LILLY AND COMPANY, INC.               REPLIGEN CORPORATION

/S/ AUGUST M. WATANABE                    /S/ SANDFORD D. SMITH
- --------------------------------------    ------------------------------------
August M. Watanabe                DKN     Signature
Vice President
                                          President & CEO
                                          ------------------------------------
                                          Title

May 31, 1995                              May 31, 1995
- --------------------------------------    ------------------------------------
Date                                      Date